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                                                                    EXHIBIT 99.1

Media contact:
Michael Jacobsen
+ 1 330 490 3796
jacobsm1@diebold.com

Investor contact:
John Kristoff
+ 1 330 490 5900
kristoj@diebold.com

FOR IMMEDIATE RELEASE:
April 28, 2003

DIEBOLD COO WES VANCE DIES IN PRIVATE PLANE CRASH AT AGE 45

Photo available at http://www.diebold.com/whatsnews/pr/photo/vance.htm

     NORTH CANTON, Ohio - Wesley B. Vance, chief operating officer of
Diebold, Incorporated, died tragically over the weekend when the private plane he was piloting crashed southeast of Columbus, Ohio, in Jackson County. Vance, 45, is survived by his wife Melinda and five children.

     "We are deeply saddened by this sudden, tragic event. My heartfelt sympathy and prayers, as well as the condolences of the entire Diebold family, go out to Wes' family" said Walden W. O'Dell, chairman, president and chief executive officer of Diebold. "He was a deeply religious person who greatly valued family and friends.

     "Since joining Diebold less than three years ago, Wes has had a profound impact, spearheading extensive cultural and operational changes throughout the company," O'Dell continued. "All who knew and worked with Wes were impressed by his dedication, positive outlook and his warm and friendly manner. He will be greatly missed."

     Vance joined Diebold in October 2000 as president of Diebold's North America business unit and was named chief operating officer for Diebold in 2001. He was responsible for managing the company's global operations including research, development, manufacturing, purchasing, human resources, sales and service.

     Originally from Albuquerque, N.M., Vance earned a bachelor's degree in accounting from Brigham Young University, Provo, Utah. He went on to earn a master's degree in business administration from Indiana University, Bloomington, Indiana.

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     Prior to joining Diebold, Vance was a senior vice president of ArvinMeritor and president of ArvinMeritor Exhaust Systems Group, Columbus, Ind., where he held several key executive positions during his 10-year career there.
Previously, Vance also worked for Deloitte Haskins and Sells, and Coopers & Lybrand where he held various financial positions such as senior auditor and senior manager of tax. He was a Certified Public Accountant and was a member of the American Institute of Certified Public Accountants (AICPA).

O'Dell is assuming the company's day-to-day, operational responsibilities until a successor is named.

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